Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES JULY 2005 SALES RESULTS

— Reaffirms Fiscal 2005 EPS Guidance of $1.17 Per Diluted Share —

New York, New York, August 4, 2005 – AnnTaylor Stores Corporation (NYSE:ANN) announced today that total net sales for the four-week period ended July 30, 2005 increased 7.5 percent to $139,073,000 over total net sales of $129,412,000 for the four-week period ended July 31, 2004. By division, net sales were $58,272,000 for Ann Taylor compared to $63,938,000 last year, and $66,097,000 for Ann Taylor LOFT compared to $53,788,000 last year.

Comparable store sales for the period decreased 3.5 percent compared to a comparable store sales decrease of 2.1 percent for the same four-week period last year. By division, comparable store sales for fiscal July 2005 were down 10.3 percent for Ann Taylor compared to a 3.1 percent decrease last year, and up 1.2 percent for Ann Taylor LOFT compared to a 1.4 percent increase last year.

The Company also stated today that it currently estimates that second quarter earnings per share will be in a range of $0.08 - $0.10 including the previously announced charge of $9.5 million ($0.08 per share on a diluted basis) for lease costs relating to the relocation of its corporate offices. Excluding this charge (which will be a one-time only charge), expected earnings per share for the second quarter would be in the range of $0.16 - $0.18. The Company remains comfortable with its previous guidance, announced on May 19th, of earnings per diluted share of $1.17 for fiscal 2005.

Ann Taylor Chairman, J. Patrick Spainhour, stated, “During the month of July, we took the steps that were necessary to clear excess inventory and enable the Company to enter the third quarter in a healthier inventory position. Our summer end–of-season sales were successful in moving clearance units as intended, and, as expected, the heavy level of promotional activity that occurred throughout the quarter has had a negative impact on our gross margin. We feel confident that our leaner inventory position coupled with improved merchandise at both Ann Taylor and LOFT lay the groundwork for better performance in the second half of the year, including improvements in gross margin.”

ANNTAYLOR

Total inventory levels at the end of July were down approximately 3 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were down approximately 2 percent at Ann Taylor and were flat at Ann Taylor LOFT. July marked the second consecutive decrease in total inventory per square foot, and the Company continues to anticipate that consolidated inventory levels per square foot will be down in the low double-digit range by year end.

Ann Taylor President, Kay Krill, stated, “While July is historically a clearance month, we were pleased with the continued positive reads we received on product delivered in July at both Ann Taylor and LOFT, including a strong reception to our increased assortment of neutrals across all categories of the business. Additionally, sales activity strengthened in week four, which was driven by not only the ‘wear-now’ nature of our clearance merchandise but also positive client acceptance of transitional August product. These results bode well for our fall and holiday seasons, which will increasingly reflect the changes we are making in our merchandise assortments to best meet the wardrobing needs of our Ann Taylor and LOFT clients.”

During the month, the Company did not open any new stores. The total store count at month end remained at 782, comprised of 361 Ann Taylor stores, 375 Ann Taylor LOFT stores, and 46 Ann Taylor Factory stores. Total square footage at the end of fiscal July 2005 increased 15.2 percent over the same period last year.

For the second quarter of fiscal 2005, total net sales were $508,684,000, up 7.6 percent from $472,634,000 last year. By division, net sales for the second quarter were $212,227,000 for Ann Taylor compared to $221,661,000 last year, and $245,389,000 for Ann Taylor LOFT compared to $208,541,000 last year. Comparable store sales for the second quarter of fiscal 2005 were down 3.9 percent compared to a 7.0 percent increase last year. By division, comparable store sales for the second quarter were down 6.1 percent for Ann Taylor compared to an increase of 0.8 percent last year, and down 3.2 percent for Ann Taylor LOFT compared to an increase of 18.1 percent last year.

For the fiscal year-to-date period ended July 30, 2005, the Company’s net sales totaled $985,130,000, up 8.7 percent from $905,880,000 for the same period last year. By division, net sales for the fiscal year-to-date period were $417,965,000 for Ann Taylor compared to $435,085,000 last year, and $468,793,000 for Ann Taylor LOFT compared to $393,928,000 last year. Comparable store sales for the fiscal year-to-date period decreased 3.5 percent compared to a 9.3 percent increase last year. Comparable store sales by division for the fiscal year-to-date period were down 5.5 percent for Ann Taylor compared to a 2.4 percent increase last year and down 2.4 percent for Ann Taylor LOFT compared to a 21.2 percent increase last year.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 782 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of July 30, 2005.

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; the inability of the Company to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Stores; a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:
Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547